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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                     (Amendment No. Three)*

                      Vornado Realty Trust
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                        (Name of Issuer)

                       Series A Preferred
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                 (Title of Class of Securities)

                            929042208
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                         (CUSIP Number)

                        December 31, 2001
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     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]Rule 13d-1(b)
[ ]Rule 13d-1(c)
[x]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             Page 1
CUSIP No. 929042208
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1.   Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only).
     Heitman/PRA Securities Advisors LLC
     36-4265577
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2.   Check the Appropriate Box if a Member of a Group (See
     Instructions)

     (a)  / /
     (b)  /X/
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3.   SEC Use Only
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4.   Citizenship or Place of Organization

     Delaware
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                         5.   Sole Voting Power
Number of                     0
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Shares                   6.   Shared Voting Power
Beneficially                  0
Owned by
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Each Reporting           7.   Sole Dispositive Power
Person With                   0
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                         8.   Shared Dispositive Power
                              0
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares (See Instructions)
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11.  Percent of Class Represented by Amount in Row (9)
     0
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12.  Type of Reporting Person (See Instructions)
     IA
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                             Page 2

Item 1.

     (a)  Name of Issuer

          Vornado Realty Trust

     (b)  Address of Issuer's Principal Executive Offices

          888 - 7th Avenue
          Plaza II
          New York, New York  10019

Item 2.

     (a)  Name of Person Filing

          Heitman/PRA Securities Advisors LLC

     (b)  Address of Principal Business Office or, if none,
          Residence

          180 North LaSalle Street, Suite 3600
          Chicago, Illinois  60601

     (c)  Citizenship

          Delaware

     (d)  Title of Class of Securities

          Series A Preferred

     (e)  CUSIP Number
          929042208

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (e) [x] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

Item 4.   Ownership.

     (a)  Amount beneficially owned:         0

     (b)  Percent of class:                  0

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:   0

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the
                disposition of:                             0

          (iv)  Shared power to dispose or to direct the
                disposition of:                             0

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.   Ownership of More than Five Percent on Behalf of
          Another Person.

          Not applicable

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on By the
          Parent Holding Company

          Not applicable

Item 8.   Identification and Classification of Members of the
          Group

          Not applicable


Item 9.   Notice of Dissolution of Group

          Not applicable

Item 10.  Certification

          Not applicable

SIGNATURE
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After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 11, 2002
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Date

/s/ Nancy B. Lynn
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Signature

Vice President
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Name/Title